NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS
COMPARABLE STORE SALES FOR THE
FIRST QUARTER OF FISCAL 2008 INCREASE ONE PERCENT

PEMBROKE PINES, FL., May 10, 2007. Claire’s Stores, Inc. (NYSE:CLE) today reported that sales for the first fiscal quarter ended May 5, 2007 increased nine percent to $340,549,000 compared to sales of $311,856,000 during last year’s first fiscal quarter. Comparable store sales for this year’s first fiscal quarter increased one percent, after achieving a three percent increase during last year’s first fiscal quarter.

For the four weeks ended May 5, 2007, comparable store sales decreased six percent compared to the four week period last year that ended on April 29, 2006 when comparable store sales increased by nine percent. Total sales during the four week period ended May 5, 2007 increased one percent to $105,051,000 compared with $104,251,000 for the comparable four week period last year.

Comparable store sales results for April 2007 compared to April 2006 were as follows:

•	Claire’s North America: negative mid single digits

•	Claire’s International: negative mid single digits

•	Icing by Claire’s: negative mid single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

Bonnie Schaefer and Marla Schaefer, Co-Chairmen and Co-CEO’s jointly stated that, “Easter and certain European spring holidays periodically move between March and April, and sometimes into May. Because of these moves, we typically experience shifts in our comparable store sales results in those months. The pattern held true this year, contributing in part to the negative comparable store sales results for April. As we stated last month, we recommend that March and April results be viewed on a consolidated basis.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

REPORTING			TOTAL	COMP. STORE
PERIOD	FY 2008	FY 2007	CHANGE	CHANGE
February	$98,898	$90,939	9%	1%
March	$136,600	1	17%	8%
		$116,666
April	$105,051	$104,251	1%	-6%
Year-to-Date	$340,549	$311,856	9%	1%

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments and other changes to comply with applicable laws, rules and regulations; the reactions of the Company’s customers and suppliers to the transaction; and diversion of management time on merger-related issues. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Company Overview
Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of May 5, 2007, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Belgium and the Netherlands. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 205 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 135 stores in the Middle East, Turkey and Russia under a licensing and merchandising agreement with Al Shaya Co., Ltd. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com